Exhibit 99.1

FINWISE BANCORP REPORTS FIRST QUARTER 2022 RESULTS

- Net Income of $10.3 Million -
- Diluted Earnings Per Share of $0.76 -

MURRAY, Utah, April 28, 2022 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended March 31, 2022.

First Quarter 2022 Highlights

•	Loan originations grew 9.0% to $2.5 billion from the quarter ended December 31, 2021 and more than doubled from the prior-year period

•	Net interest income was $14.1 million, compared to $15.3 million for the quarter ended December 31, 2021 and $8.4 million in the prior year period

•	Net Income was $10.3 million, compared to $10.1 million for the quarter ended December 31, 2021 and $5.3 million in the prior year period

•	Diluted earnings per share (“EPS”) were $0.76 for the quarter, compared to $0.90 for the quarter ended December 31, 2021 and $0.59 for the prior year period

•	Efficiency ratio was 35.1%, compared to 34.3% for the quarter ended December 31, 2021 and 45.9% for the prior year period

•	Maintained industry-leading returns with annualized return on average equity (ROAE) of 34.1%, compared to 43.8% in the quarter ended December 31, 2021 and 43.1% in the prior year period

•	Asset quality remained strong with a nonperforming loans to total loans ratio of 0.2%

“FinWise continued to deliver solid results as our platform’s scalability facilitated another quarter of robust loan originations from our existing strategic programs,” said Kent Landvatter, Chief Executive Officer and President of FinWise. “We also maintained our industry-leading efficiency and profitability, while we continued the buildout of our operating infrastructure to further enhance future growth potential. These results exemplify the strength of our business model which gives us confidence that we can continue to expand our market share to the benefit of our customers and shareholders over the long-term.”

Results of Operations

The Company’s first quarter of 2022 was highlighted by continued strength in loan originations across its primary lines of business, substantial earnings growth, solid efficiency, and industry-leading returns.

Selected Financial Data

	For the Three Months Ended
($s in thousands, except per share amounts, annualized ratios)	3/31/2022	12/31/2021	3/31/2021
Net Income	$10,268	$10,111	$5,291
Diluted EPS	$0.76	$0.90	$0.59
Return on average assets	10.2%	11.3%	6.5%
Return on average equity	34.1%	43.8%	43.1%
Yield on loans	19.2%	21.6%	13.6%
Cost of deposits	0.8%	0.8%	1.5%
Net interest margin	14.5%	16.6%	11.0%
Efficiency ratio	35.1%	34.3%	45.9%
Tangible book value per share	$9.84	$9.04	$6.00
Tangible shareholders’ equity to tangible assets (1)	29.6%	30.4%	15.8%
Leverage Ratio (Bank under CBLR)	19.3%	17.7%	19.4%

(1) Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income

Net income was $10.3 million for the first quarter of 2022, compared to $10.1 million for the fourth quarter of 2021, and nearly double the net income for the first quarter of 2021. Growth relative to the previous quarter reflects an increase in non-interest income driven by gain on sale of loans and higher strategic program fees, partially offset by an increase in non-interest expense. Compared to the prior year period, net income growth was primarily driven by increases in net interest income and non-interest income, partially offset by higher non-interest expenses and provision for loan loss.

Net Interest Income

Net interest income was $14.1 million for the first quarter of 2022, compared to $15.3 million for the fourth quarter of 2021, and $8.4 million for the first quarter of 2021. The decline from the previous quarter was primarily due to a change in the mix of held for sale loans reflecting higher average balances from strategic programs with lower yielding loans. Growth over the prior year period primarily reflected strong loan growth resulting in higher balances and an increase in average interest earning assets.

Loan originations totaled $2.5 billion for the first quarter of 2022, up 9.0% from $2.3 billion for the fourth quarter of 2021, and up 147.8% from $1.0 billion for the first quarter of 2021.

Net interest margin for the first quarter of 2022 was 14.5% compared to 16.6% for the fourth quarter of 2021 and 11.0% for the first quarter of 2021.  The decline from the previous quarter was primarily driven by higher average held for sale and held for investment loan balances carrying lower yields from strategic programs.  The decrease in net interest margin was partially offset by a change in the underlying mix of held for investment loans reflecting a decrease in lower yielding SBA 7(a) loans. The net interest margin increase from the first quarter of 2021 was driven mainly by a substantial reduction in average PPP loans with a notional interest rate of 1.0% outstanding.

Provision for Loan Losses

The Company’s provision for loan losses was $2.9 million for the first quarter of 2022, compared to $2.5 million for the fourth quarter of 2021 and $0.6 million for the first quarter of 2021. The increase from the previous quarter was primarily due to loan growth on unguaranteed loans held for investment and an increase in net charge-offs. The increase in the Company’s provision for loan losses for the first quarter of 2022 compared to the first quarter of 2021 was due to substantial loan growth and an increase in net charge-offs.

Non-interest Income

	For the Three Months Ended
($s in thousands)	3/31/2022	12/31/2021	3/31/2021
Non-interest income:
Strategic program fees	$6,623	$6,082	$2,953
Gain on sale of loans	5,052	1,813	2,603
SBA loan servicing fees	387	356	152
Change in fair value on investment in BFG	(398)	864	360
Other miscellaneous income	18	14	11
Total non-interest income	$11,682	$9,129	$6,079

Non-interest income was $11.7 million for the first quarter of 2022, an increase of 28.0% from $9.1 million for the fourth quarter of 2021, and nearly doubled from $6.1 million for the first quarter of 2021. The increase over both prior periods was driven primarily by higher gain on sale of loans due to an increase in the number of SBA 7(a) loans sold as well as an increase in strategic program fees due to significant loan origination volume. The increase over both periods was partially offset by a decrease in the change in fair value on investment in Business Funding Group, LLC (“BFG”) due primarily to the softening of comparable company values used in determining BFG fair value.

Non-interest Expense

	For the Three Months Ended
($s in thousands)	3/31/2022	12/31/2021	3/31/2021
Non-interest expense:
Salaries and employee benefits	$7,092	$6,052	$4,895
Occupancy and equipment expenses	302	208	194
(Recovery) impairment of SBA servicing asset	(59)	800	-
Other operating expenses	1,713	1,311	1,574
Total non-interest expense	$9,048	$8,371	$6,663

Non-interest expense was $9.0 million for the first quarter of 2022, compared to $8.4 million for the fourth quarter of 2021 and $6.7 million for the first quarter of 2021. The increase over both prior periods was primarily due to increased expenses from higher employee head count related to an increase in strategic program loan volume, the expansion of the Company’s information technology and security division to support enhancements to the Company’s infrastructure, and contractual bonuses paid relating to the expansion of the strategic programs. The increase compared to the fourth quarter of 2021 was partially offset by the minor recovery and lack of additional impairment on the SBA servicing asset in the first quarter of 2022.

The Company’s efficiency ratio was 35.1% for the first quarter of 2022 as compared to 34.3% for the fourth quarter of 2021 and 45.9% for the first quarter of 2021.

Tax Rate

The Company’s effective tax rate was approximately 25.4% for the first quarter of 2022, compared to 25.3% for the fourth quarter of 2021 and 26.7% for the first quarter of 2021.

Balance Sheet

The Company’s total assets were $425.6 million at March 31, 2022, an increase of 11.9% from $380.2 million at December 31, 2021, and an increase of 28.9% from $330.1 million at March 31, 2021. The increase over both prior periods was mainly due to growth in deposits to fund the Company’s growing Strategic Program loan portfolio. The increase in total assets compared to March 31, 2021 also reflected an increase in cash from the Company’s public stock offering and an increase in deposits to fund SBA 7(a) loans offset by a substantial decrease in borrowings under the PPP Liquidity Facility due to a decline in PPP loans outstanding.

The following table shows the loan portfolio as of the dates indicated:

	As of
	3/31/2022		12/31/2021		3/31/2021
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$127,778	46.9%	$142,392	53.6%	$167,824	68.4%
Commercial, non real estate	3,285	1.2%	3,428	1.3%	3,867	1.6%
Residential real estate	30,772	11.3%	27,108	10.2%	21,712	8.9%
Strategic Program loans	101,819	37.4%	85,850	32.3%	44,427	18.1%
Commercial real estate	4,187	1.5%	2,436	0.9%	2,589	1.1%
Consumer	4,711	1.7%	4,574	1.7%	4,807	2.0%
Total period end loans	$272,552	100.0%	$265,788	100.0%	$245,226	100.0%

Note: SBA loans as of March 31, 2022, December 31, 2021 and March 31, 2021 include $1.0 million, $1.1 million and $65.9 million in PPP loans, respectively.  SBA loans as of March 31, 2022, December 31, 2021 and March 31, 2021 include $53.2 million, $75.7 million and $48.0 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Total loans receivable at March 31, 2022 increased 2.5% to $272.6 million from $265.8 million at December 31, 2021 and increased 11.1% from $245.2 million at March 31, 2021. The growth in loans receivable over both periods was due primarily to increases in strategic program loans. The increase in total loans compared to December 31, 2021 was partially offset by a decrease in SBA loans.  Growth compared to March 31, 2021 was partially offset by a substantial decrease in PPP loans due to PPP loan forgiveness throughout 2021.

The following table shows the deposit composition as of the dates indicated:

	As of
	3/31/2022		12/31/2021		3/31/2021
($s in thousands)	Total	Percent	Total	Percent	Total	Percent
Noninterest-bearing demand deposits	$127,330	45.9%	$110,548	43.9%	$100,809	53.5%
Interest-bearing deposits:
Demand	7,919	2.8%	5,399	2.1%	6,682	3.5%
Savings	7,089	2.6%	6,685	2.7%	6,882	3.7%
Money markets	53,434	19.3%	31,076	12.3%	17,582	9.3%
Time certificates of deposit	81,688	29.4%	98,184	39.0%	56,556	30.0%
Total period end deposits	$277,460	100.0%	$251,892	100.0%	$188,511	100.0%

Total deposits at March 31, 2022 increased 10.2% to $277.5 million from $251.9 million at December 31, 2021, and increased 47.2% from $188.5 million at March 31, 2021. The increase from the fourth quarter of 2021 was driven primarily by an increase in money market deposits and noninterest-bearing demand deposits. The increase from the first quarter of 2021 was driven by a significant increase in money market accounts, noninterest-bearing demand deposits, and time certificates of deposit.

Total shareholders’ equity increased $10.4 million, or 9.0%, to $125.8 million at March 31, 2022 from $115.4 million at December 31, 2021. Compared to the period ending March 31, 2021, shareholder’s equity increased $73.5 million, or more than doubled from $52.3 million. The increase in shareholders’ equity over the prior quarter was mainly driven by an increase in net income during the first quarter of 2022.  The increase over the prior year period was primarily due to the Company’s Initial Public Offering and an increase in net income.

Bank Regulatory Capital Ratios

The following table presents the leverage ratios for the Bank as of the dates indicated:

	As of		2022	2021
	3/31/2022	12/31/2021	Well- Capitalized Requirement	Well- Capitalized Requirement
Leverage Ratio (Bank under CBLR)	19.3%	17.7%	9.0%	8.5%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of the end of the first quarter of 2022.

Asset Quality

Nonperforming loans were $0.7 million or 0.2% of total loans receivable at March 31, 2022, compared to $0.7 million or 0.2% of total loans receivable at December 31, 2021 and $0.8 million or 0.3% of total loans receivable at March 31, 2021.  As noted above, the provision for loan losses was $2.9 million for the first quarter of 2022, compared to $2.5 million for the fourth quarter of 2021 and $0.6 million for the first quarter of 2021. The Company’s allowance for loan losses to total loans (less PPP loans) was 3.7% at March 31, 2022 compared to 3.7% at December 31, 2021 and 3.4% at March 31, 2021.  During the first quarter of 2022, the Company’s net charge-offs were $2.8 million, compared to $2.3 million during the fourth quarter of 2021 and $0.6 million during the first quarter of 2021.  The increase in charge-offs during the first quarter of 2022 compared to the fourth quarter of 2021 was predominantly driven by the normalization of credit losses to pre-pandemic market conditions and by growth in the Company’s held for investment balances.  The increase in charge-offs during the first quarter of 2022 compared to the first quarter of 2021 was mainly driven by growth in the Company’s held for investment balances related to four of its strategic programs.

The following table presents a summary of changes in the allowance for loan losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	3/31/2022	12/31/2021	3/31/2021
Allowance for Loan & Lease Losses:
Beginning Balance	$9,855	$9,640	$6,199
Provision	2,947	2,502	633
Charge offs
SBA	(31)	(100)	(7)
Commercial, non real estate	-	-	(41)
Residential real estate	-	-	-
Strategic Program loans	(2,878)	(2,379)	(741)
Commercial real estate	-	-	-
Consumer	-	-	(2)
Recoveries
SBA	-	4	11
Commercial, non real estate	1	11	-
Residential real estate	-	-	-
Strategic Program loans	93	177	132
Commercial real estate	-	-	-
Consumer	-	-	-
Ending Balance	$9,987	$9,855	$6,184

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	3/31/2022	12/31/2021	3/31/2021
Nonperforming loans	$658	$657	$789
Nonperforming loans to total loans	0.2%	0.2%	0.3%
Net charge offs to average loans	3.8%	3.2%	1.0%
Allowance for loan losses to loans held for investment	5.0%	4.8%	3.0%
Allowance for loan losses to total loans	3.7%	3.7%	2.5%
Allowance for loan losses to total loans (less PPP loans)	3.7%	3.7%	3.4%
Net charge-offs	$2,815	$2,287	$648

Webcast and Conference Call Information

FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the first quarter of 2022. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://services.choruscall.com/mediaframe/webcast.html?webcastid=RWKUafDT.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available on the Company’s website at https://finwisebank.gcs-web.com for six months following the call.

Website Information

The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, SEC filings, public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp

FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered non-member bank. FinWise currently operates one full-service banking location in Sandy, Utah and a loan production office in Rockville Centre, New York. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts

investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in the Company’s market areas, and the response of governmental authorities to the Covid-19 pandemic and the Company’s participation in Covid-19-related government programs such as the PPP; (b) system failure or cybersecurity breaches of the Company’s network security; (c) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (d) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (e) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (f) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (g) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (h) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (i) the adequacy of the Company’s risk management framework; (j) the adequacy of the Company’s allowance for loan losses; (k) the financial soundness of other financial institutions; (l) new lines of business or new products and services; (m) changes in SBA rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (n) changes in the value of collateral securing the Company’s loans; (o) possible increases in the Company’s levels of nonperforming assets; (p) potential losses from loan defaults and nonperformance on loans; (q) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (r) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (s) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (t) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (u) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (v) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (w) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest-bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (x) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (y) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (z) the Company’s dependence on its management team and changes in management composition; (aa) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, the Regulatory Relief Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters; (dd) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (ee) results of examinations of the Company by the Company’s regulators, including the possibility that its regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (ff) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (gg) further government intervention in the U.S. financial system; (hh) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (ii) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; and (ll) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 10-Q and Form 8-K.

The foregoing factors should not be construed as exhaustive.  If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from its forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands; unaudited)

Balance Sheet
	As of
($s in thousands)	3/31/2022	12/31/2021	3/31/2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$414	$411	$397
Interest bearing deposits	116,232	85,343	73,825
Total cash and cash equivalents	116,646	85,754	74,222
Investment securities held-to-maturity, at cost	10,986	11,423	1,670
Investment in Federal Home Loan Bank (FHLB) stock, at cost	449	378	378
Loans receivable, net	190,668	198,102	201,136
Strategic Program loans held-for-sale, at lower of cost or fair value	73,805	60,748	37,847
Premises and equipment, net	4,531	3,285	1,488
Accrued interest receivable	1,347	1,548	1,395
Deferred taxes, net	1,788	1,823	670
SBA servicing asset, net	5,225	3,938	3,074
Investment in Business Funding Group (BFG), at fair value	5,400	5,900	3,873
Investment in Finwise Investments, LLC	80	80	-
Operating lease right-of-use ("ROU") assets	7,178	-	-
Other assets	7,500	7,235	4,300
Total assets	$425,603	$380,214	$330,053

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$127,330	$110,548	$100,809
Interest bearing	150,130	141,344	87,702
Total deposits	277,460	251,892	188,511
Accrued interest payable	39	48	218
Income taxes payable, net	3,696	233	2,847
PPP Liquidity Facility	952	1,050	79,704
Operating lease liabilities	7,386	-	-
Other liabilities	10,281	11,549	6,463
Total liabilities	299,814	264,772	277,743

Shareholders' equity
Common stock	13	13	9
Additional paid-in-capital	54,915	54,836	18,000
Retained earnings	70,861	60,593	34,301
Total shareholders' equity	125,789	115,442	52,310
Total liabilities and shareholders' equity	$425,603	$380,214	$330,053

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; unaudited)

	For the Three Months Ended
($s in thousands, except per share amounts)	3/31/2022	12/31/2021	3/31/2021
Interest income
Interest and fees on loans	$14,275	$15,500	$8,790
Interest on securities	39	28	6
Other interest income	28	25	10
Total interest income	14,342	15,553	8,806

Interest expense
Interest on deposits	261	279	297
Interest on PPP Liquidity Facility	1	2	75
Total interest expense	262	281	372
Net interest income	14,080	15,272	8,434

Provision for loan losses	2,947	2,503	633
Net interest income after provision for loan losses	11,133	12,769	7,801

Non-interest income
Strategic Program fees	6,623	6,082	2,953
Gain on sale of loans	5,052	1,813	2,603
SBA loan servicing fees	387	356	152
Change in fair value on investment in BFG	(398)	864	360
Other miscellaneous income	18	14	11
Total non-interest income	11,682	9,129	6,079

Non-interest expense
Salaries and employee benefits	7,092	6,052	4,895
Occupancy and equipment expenses	302	208	194
(Recovery) impairment of SBA servicing asset	(59)	800	-
Other operating expenses	1,713	1,311	1,574
Total non-interest expense	9,048	8,371	6,663
Income before income tax expense	13,767	13,527	7,217

Provision for income taxes	3,499	3,416	1,926
Net income	$10,268	$10,111	$5,291

Earnings per share, basic	$0.80	$0.95	$0.61
Earnings per share, diluted	$0.76	$0.90	$0.59

Weighted average shares outstanding, basic	12,777,237	10,169,005	8,091,186
Weighted average shares outstanding, diluted	13,567,311	10,818,984	8,335,772
Shares outstanding at end of period	12,788,810	12,772,010	8,716,110

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($s in thousands; unaudited)

	For the Three Months Ended			For the Three Months Ended			For the Three Months Ended
	3/31/2022			12/31/2021			3/31/2021
($s in thousands, annualized ratios)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$79,855	28	0.14%	$72,746	25	0.14%	$46,885	10	0.09%
Investment securities	11,263	39	1.39%	8,078	28	1.39%	1,750	6	1.37%
Loans held for sale	94,610	6,765	28.60%	87,156	7,553	34.66%	35,349	3,566	40.35%
Loans held for investment	202,052	7,510	14.87%	199,609	7,947	15.93%	223,728	5,224	9.34%
Total interest earning assets	387,780	14,342	14.79%	367,589	15,553	16.92%	307,712	8,806	11.45%
Less: allowance for loan losses	(10,366)			(9,450)			(6,288)
Non-interest earning assets	25,096			24,379			11,354
Total assets	$402,510			$382,518			$312,778

Interest bearing liabilities:
Demand	$6,344	$14	0.88%	$7,411	$15	0.81%	$6,287	$14	0.89%
Savings	6,678	1	0.06%	7,573	1	0.05%	6,851	3	0.18%
Money market accounts	31,889	22	0.28%	28,859	21	0.29%	17,728	16	0.36%
Certificates of deposit	87,626	224	1.02%	104,135	242	0.93%	50,888	264	2.08%
Total deposits	132,537	261	0.79%	147,978	279	0.75%	81,754	297	1.45%

Other borrowings	985	1	0.41%	1,437	2	0.56%	87,267	75	0.34%
Total interest bearing liabilities	133,522	262	0.79%	149,415	281	0.75%	169,021	372	0.88%

Non-interest bearing deposits	137,750			127,590			89,111
Non-interest bearing liabilities	11,791			16,315			6,586
Shareholders’ equity	119,447			89,199			48,060
Total liabilities and shareholders’ equity	$402,510			$382,519			$312,778

Net interest income and interest rate spread		$14,080	14.01%		$15,272	16.17%		$8,434	10.57%
Net interest margin			14.52%			16.62%			10.96%
Ratio of average interest-earning assets to average interest- bearing liabilities			290.42%			246.02%			182.06%

Note: Average PPP loans for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021 were $1.0 million, $1.5 million and $91.3 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; unaudited)

	As of and for the Three Months Ended
($s in thousands, except for per share data, annualized ratios)	3/31/2022	12/31/2021	3/31/2021
Selected Loan Metrics
Amount of loans originated	$2,511,306	$2,304,234	$1,013,408
Selected Income Statement Data
Interest income	$14,342	$15,553	$8,806
Interest expense	262	281	372
Net interest income	14,080	15,272	8,434
Provision for loan losses	2,947	2,503	633
Net interest income after provision for loan losses	11,133	12,769	7,801
Non-interest income	11,682	9,129	6,079
Non-interest expense	9,048	8,371	6,663
Provision for income taxes	3,499	3,416	1,926
Net income	10,268	10,111	5,291
Selected Balance Sheet Data
Total Assets	$425,603	$380,214	$330,053
Cash and cash equivalents	116,646	85,754	74,222
Investment securities held-to-maturity, at cost	10,986	11,423	1,670
Loans receivable, net	190,668	198,102	201,136
Strategic Program loans held-for-sale, at lower of cost or fair value	73,805	60,748	37,847
SBA servicing asset, net	5,225	3,938	3,074
Investment in Business Funding Group, at fair value	5,400	5,900	3,873
Deposits	277,460	251,892	188,511
PPP Liquidity Facility	952	1,050	79,704
Total shareholders' equity	125,789	115,442	52,310
Tangible shareholders’ equity (1)	125,789	115,442	52,310
Share and Per Share Data
Earnings per share - basic	$0.80	$0.95	$0.61
Earnings per share - diluted	$0.76	$0.90	$0.59
Book value per share	$9.84	$9.04	$6.00
Tangible book value per share	$9.84	$9.04	$6.00
Weighted avg outstanding shares - basic	12,777,237	10,169,005	8,091,186
Weighted avg outstanding shares - diluted	13,567,311	10,818,984	8,335,772
Shares outstanding at end of period	12,788,810	12,772,010	8,716,110
Asset Quality Ratios
Nonperforming loans to total loans	0.2%	0.2%	0.3%
Net charge offs to average loans	3.8%	3.2%	1.0%
Allowance for loan losses to loans held for investment	5.0%	4.8%	3.0%
Allowance for loan losses to total loans	3.7%	3.7%	2.5%
Allowance for loan losses to total loans (less PPP loans)	3.7%	3.7%	3.4%
Capital Ratios
Total shareholders' equity to total assets	29.6%	30.4%	15.8%
Tangible shareholders’ equity to tangible assets (1)	29.6%	30.4%	15.8%
Leverage Ratio (Bank under CBLR)	19.3%	17.7%	19.4%

(1) Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of GAAP to Non-GAAP Financial Measures

Efficiency ratio
	For Three Months Ended
($s in thousands, annualized ratios)	3/31/2022	12/31/2021	3/31/2021
Non-interest expense	$9,048	$8,371	$6,663
Net interest income	14,080	15,272	8,434
Total non-interest income	11,682	9,129	6,079
Adjusted operating revenue	$25,762	$24,401	$14,513
Efficiency ratio	35.1%	34.3%	45.9%

Allowance for loan losses to total loans (less PPP Loans)

	As of
	3/31/2022	12/31/2021	3/31/2021
($s in thousands)
Allowance for loan losses	$9,987	$9,855	$6,184
Total Loans	272,552	265,788	245,226
PPP Loans	991	1,091	65,858
Total Loans less PPP Loans	$271,561	$264,697	$179,368
Allowance for loan losses to total loans (less PPP Loans)	3.7%	3.7%	3.4%

Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)

	As of
	3/31/2022	12/31/2021	3/31/2021
($s in thousands)
Total Assets	$425,603	$380,214	$330,053
PPP Loans	991	1,091	65,858
Total Assets less PPP Loans	$424,612	$379,123	$264,195
Total nonperforming assets and troubled debt restructurings	$754	$763	$1,659
Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)	0.2%	0.2%	0.6%